Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES ANNOUNCES STRONG FOURTH QUARTER AND FULL YEAR FISCAL 2021 RESULTS
-- Record Quarterly Revenues of $1.0 billion Up 40.4% Year-Over-Year, Driven by Strong End Consumer Demand --
-- Continued RV Market Share Gains (+2.1 pp Trailing Three Months thru August) --
-- Fourth Quarter Gross Margin of 18.1%, Expansion of 150 Basis Points Year-Over-Year --
-- Record Reported Quarterly Diluted EPS of $2.45; Record Adjusted EPS of $2.57 Up 77.2% Over Prior Year --

EDEN PRAIRIE, MINNESOTA, October 20, 2021 - Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2021.

Fourth Quarter Fiscal 2021 Results
Revenues for the Fiscal 2021 fourth quarter ended August 28, 2021, were $1.0 billion, an increase of 40.4% compared to $737.8 million for the Fiscal 2020 period. Revenue growth compared to the Fiscal 2020 period was driven by strong end consumer demand, pricing initiatives across all segments driven by higher material and component costs, and segment and product mix. Gross profit was $187.2 million compared to $122.5 million for the Fiscal 2020 period, driven by increased unit growth and pricing, including lower discounts and allowances. Gross profit margin increased 150 basis points to 18.1% in the quarter driven by fixed cost leverage, increased pricing, including lower discounts and allowances, and profitability initiatives. Operating income was $120.0 million for the quarter, an increase of 75.4% compared to $68.4 million for the fourth quarter last year. Fiscal 2021 fourth quarter net income was $84.1 million, an increase of 98.0% compared to $42.5 million in the fourth quarter of last year. Earnings per diluted share was $2.45, an increase of 96.0% compared to $1.25 in the same period last year. Adjusted earnings per diluted share was $2.57 for the fourth quarter, an increase of 77.2% compared to adjusted earnings per diluted share of $1.45 in the same period last year. Consolidated Adjusted EBITDA was $129.0 million for the quarter, compared to $76.5 million last year, representing an increase of 68.6%.

President and Chief Executive Officer Michael Happe commented, “Winnebago Industries delivered a strong fourth quarter to finish a record Fiscal 2021. The new heights we were able to achieve in revenues and profitability demonstrate the unique strength and appeal of our growing platform of leading brands. Our resilient and focused team continues to successfully manage through a growing backlog and supply chain challenges while driving tremendous preferences for our premium outdoor lifestyle products. In an environment of high demand, low dealer inventories, tight supply chain, and dynamic cost pressures our market share gains accelerated in the fourth quarter as more consumers sought Winnebago Industries’ high-quality, innovative products and exceptional service. We announced the acquisition of Barletta Boat Company in the fourth quarter, and completed the transaction in early Fiscal 2022, extending our marine platform into one of the fastest-growing boating segments in pontoons and advancing our premier outdoor lifestyle company vision. As always, I want to thank our 6,500+ Winnebago Industries employees who have worked extremely hard during very dynamic and challenging times. It is their efforts that allow us to deliver on our customer, dealer and shareholder expectations.”

Full Year Fiscal 2021 Results
Fiscal 2021 record revenues of $3.6 billion increased 54.1% from $2.4 billion in Fiscal 2020 driven by strong consumer demand for Winnebago Industries' products and increased pricing, including lower discounts and allowances. Fiscal 2021 record gross profit margin of 17.9% improved 460 basis points year-over-year driven primarily by robust operating leverage, increased pricing, including lower discounts and allowances, and favorable segment mix. Operating income was $407.4 million for Fiscal 2021, compared to $113.8 million in Fiscal 2020. Net income for Fiscal 2021 was $281.9 million, an increase of 358.8% compared to $61.4 million in Fiscal 2020. Fiscal 2021 earnings per diluted share was $8.28, an increase of 350.0% compared to earnings per diluted share of $1.84 in Fiscal 2020. Adjusted earnings per diluted share was $8.55 for Fiscal 2021, compared to adjusted earnings per diluted share of $2.58 in the same period last year. Fiscal 2021 consolidated Adjusted EBITDA was $436.1 million, an increase of 159.4% from $168.1 million in Fiscal 2020.

Towable Fourth Quarter and Full Year Fiscal 2021 Results
Revenues for the Towable segment were $560.0 million for the fourth quarter, up 35.3% over the prior year, primarily driven by unit growth due to strong end consumer demand and increased pricing across the segment. Adjusted EBITDA margin of 14.9% increased 10 basis points over the prior year period and 50 basis points sequentially. Backlog increased to a record $1,704.4 million, up 127.9% over the prior year and 12.0% sequentially, due to continued strong consumer demand combined with extremely low levels of dealer inventory.

For the full year Fiscal 2021, revenues for the Towable segment were $2.0 billion, up 63.7% over Fiscal 2020 driven by heightened consumer demand for Grand Design and Winnebago branded products and increased pricing. Segment Adjusted EBITDA for the full year was $289.0 million, up 94.9% from Fiscal 2020. Adjusted EBITDA margin of 14.4% increased 230 basis points for the full year over Fiscal 2020.

Motorhome Fourth Quarter and Full Year Fiscal 2021 Results
In the fourth quarter, revenues for the Motorhome segment were $448.9 million, up 48.7% from the prior year, driven by an increase in Class B and Class A unit sales, and pricing across the segment. Segment Adjusted EBITDA was $50.4 million, up 159.1% from the prior year due to higher revenues and profitability initiatives. Adjusted EBITDA margin of 11.2% increased 480 basis points over the prior year and 150 basis points sequentially, driven by leverage and profitability initiatives. Backlog increased to a record $2.3 billion, an increase of 119.1% over the prior year and 5.7% sequentially, as dealers continue to experience significant reductions in inventories due to high levels of consumer demand.

For the full year Fiscal 2021, revenues for the Motorhome segment were $1.5 billion, up 45.6% from Fiscal 2020 driven by increased unit sales and pricing. Segment Adjusted EBITDA for the full year was $169.2 million, up 413.5% from Fiscal 2020. Adjusted EBITDA margin of 11.0% was up 790 basis points for the full year over Fiscal 2020.

Balance Sheet and Cash Flow
As of August 28, 2021, the Company had total outstanding debt of $528.6 million ($600.0 million of debt, net of convertible note discount of $60.4 million, and net of debt issuance costs of $11.1 million) and working capital of $651.6 million. Cash flow from operations was $237.3 million for the full year Fiscal 2021, a decrease of $33.2 million from the $270.4 million generated in Fiscal 2020 driven by higher net income which was more than offset by an increase to working capital that was driven by growth in the business and supply chain challenges.

Cash Dividend and Share Repurchase
On August 18, 2021, the Company’s Board of Directors approved a quarterly cash dividend of $0.18 per share payable on September 29, 2021, to common stockholders of record at the close of business on September 15, 2021. This represents a 50%, or $0.06 per share, increase from the prior dividend of $0.12 per share. During the fourth quarter, Winnebago Industries executed share buybacks totaling $35.4 million. For the full year Fiscal 2021, dividend payments of $16.2 million and share buybacks of $45.4 million combined for total cash returned to shareholders of $61.6 million. As previously announced on October 13, 2021, the Company's Board of Directors authorized a new share repurchase program. This authorization, which does not have an expiration date, grants the Company the authority to repurchase $200.0 million of the Company's common stock and replaces the prior program.

Mr. Happe continued, “As we reflect on 2021, we are proud of the financial, organizational and cultural strides we have made together with our talented team. In addition to delivering improved profitability and market share growth, Winnebago Industries continued our deep commitment to corporate responsibility initiatives that impact our communities and shareholders. During the year, Winnebago Industries increased its sustainability efforts by renewing our partnership with the National Park Foundation and joining the UN Global Compact, welcomed a new Head of Diversity, Equity and Inclusion, and added two independent directors to our Board. Looking ahead, our confidence in our ability to profitably grow revenues and gain market share is reflected in the 50% increase to our quarterly cash dividend announced in late August, our share buybacks in our Fiscal 2021 fourth quarter, and the newly authorized share repurchase program of up to $200 million. We look forward to continuing our momentum into Fiscal 2022 through a continued focus on quality, service and innovation as well as an expanded portfolio of high-quality outdoor lifestyle products that empower our customers to have extraordinary outdoor experiences as they travel, live, work and play.”

Conference Call
Winnebago Industries, Inc. will discuss fourth quarter and full year Fiscal 2021 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand
Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The
Company builds quality motorhomes, travel trailers, fifth-wheel products, pontoons, inboard/outboard and sterndrive powerboats and commercial community outreach vehicles. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to uncertainty surrounding the COVID-19 pandemic; general economic uncertainty in key markets and a worsening of domestic economic conditions or low levels of economic growth; availability of financing for RV and marine dealers; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; competition and new product introductions by competitors; risk related to cyclicality and seasonality of our business; significant increase in repurchase obligations; business or production disruptions; inadequate inventory and distribution channel management; ability to retain relationships with our suppliers; increased material and component costs, including availability and price of fuel and raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; impairment of goodwill; and risks related to our Convertible and Senior Secured Notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Steve Stuber, Investor Relations
srstuber@wgo.net
(952) 828-8461
Media: Chad Reece, Corporate Relations
creece@wgo.net
(641) 585-6647

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in thousands, except percent and per share data)	August 28, 2021		August 29, 2020
Net revenues	$1,036,093	100.0%	$737,807	100.0%
Cost of goods sold	848,928	81.9%	615,298	83.4%
Gross profit	187,165	18.1%	122,509	16.6%
Selling, general, and administrative expenses	63,580	6.1%	50,521	6.8%
Amortization	3,590	0.3%	3,590	0.5%
Total operating expenses	67,170	6.5%	54,111	7.3%
Operating income	119,995	11.6%	68,398	9.3%
Interest expense, net	10,143	1.0%	14,321	1.9%
Non-operating income	(84)	—%	(514)	(0.1)%
Income before income taxes	109,936	10.6%	54,591	7.4%
Provision for income taxes	25,851	2.5%	12,132	1.6%
Net income	$84,085	8.1%	$42,459	5.8%

Earnings per common share:
Basic	$2.52		$1.26
Diluted	$2.45		$1.25
Weighted average common shares outstanding:
Basic	33,418		33,641
Diluted	34,364		33,929

	Year Ended
(in thousands, except percent and per share data)	August 28, 2021		August 29, 2020
Net revenues	$3,629,847	100.0%	$2,355,533	100.0%
Cost of goods sold	2,979,484	82.1%	2,042,605	86.7%
Gross profit	650,363	17.9%	312,928	13.3%
Selling, general, and administrative expenses	228,581	6.3%	177,061	7.5%
Amortization	14,361	0.4%	22,104	0.9%
Total operating expenses	242,942	6.7%	199,165	8.5%
Operating income	407,421	11.2%	113,763	4.8%
Interest expense, net	40,365	1.1%	37,461	1.6%
Non-operating income	(394)	—%	(974)	—%
Income before income taxes	367,450	10.1%	77,276	3.3%
Provision for income taxes	85,579	2.4%	15,834	0.7%
Net income	$281,871	7.8%	$61,442	2.6%

Earnings per common share:
Basic	$8.41		$1.85
Diluted	$8.28		$1.84
Weighted average common shares outstanding:
Basic	33,528		33,236
Diluted	34,056		33,454

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in thousands)	August 28, 2021	August 29, 2020
Assets
Current assets
Cash and cash equivalents	$434,563	$292,575
Receivables, net	253,808	220,798
Inventories	341,473	182,941
Prepaid expenses and other current assets	29,069	17,296
Total current assets	1,058,913	713,610
Property, plant, and equipment, net	191,427	174,945
Goodwill	348,058	348,058
Other intangible assets, net	390,407	404,768
Investment in life insurance	28,821	27,838
Operating lease assets	28,379	29,463
Other assets	16,562	15,018
Total assets	$2,062,567	$1,713,700

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$180,030	$132,490
Income taxes payable	8,043	8,840
Accrued expenses	219,203	159,060
Total current liabilities	407,276	300,390
Long-term debt, net	528,559	512,630
Deferred income taxes	13,429	15,608
Unrecognized tax benefits	6,483	6,511
Operating lease liabilities	26,745	27,048
Deferred compensation benefits, net of current portion	9,550	11,130
Other long-term liabilities	13,582	12,917
Total liabilities	1,005,624	886,234
Shareholders' equity	1,056,943	827,466
Total liabilities and shareholders' equity	$2,062,567	$1,713,700

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Year Ended
(in thousands)	August 28, 2021	August 29, 2020
Operating activities
Net income	$281,871	$61,442
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	18,201	15,997
Amortization	14,361	22,104
Non-cash interest expense, net	13,928	10,727
Amortization of debt issuance costs	2,465	7,379
Last in, first-out expense	3,131	(5,188)
Stock-based compensation	15,347	6,475
Deferred income taxes	(2,190)	(879)
Other, net	(3,578)	2,405
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(33,034)	(25,773)
Inventories, net	(161,663)	105,994
Prepaid expenses and other assets	(6,560)	(358)
Accounts payable	51,478	37,041
Income taxes and unrecognized tax benefits	(3,721)	11,422
Accrued expenses and other liabilities	47,243	21,646
Net cash provided by operating activities	237,279	270,434
Investing activities
Purchases of property, plant, and equipment	(44,891)	(32,377)
Acquisition of business, net of cash acquired	—	(260,965)
Proceeds from the sale of property, plant, and equipment	12,452	—
Other, net	(570)	266
Net cash used in investing activities	(33,009)	(293,076)
Financing activities
Borrowings on long-term debt	3,627,627	2,786,824
Repayments on long-term debt	(3,627,627)	(2,446,824)
Purchase of convertible bond hedge	—	(70,800)
Proceeds from issuance of warrants	—	42,210
Payments of cash dividends	(16,168)	(14,588)
Payments for repurchases of common stock	(47,589)	(1,844)
Payments of debt issuance costs	(224)	(18,030)
Other, net	1,699	838
Net cash (used in) provided by financing activities	(62,282)	277,786

Net increase in cash and cash equivalents	141,988	255,144
Cash and cash equivalents at beginning of period	292,575	37,431
Cash and cash equivalents at end of period	$434,563	$292,575

Supplemental Disclosures
Income taxes paid, net	$88,698	$3,667
Interest paid	24,119	17,253
Non-cash investing and financing activities
Issuance of common stock for acquisition of business	$—	$92,572
Capital expenditures in accounts payable	3,760	178
Dividends declared not yet paid	6,497	180

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 28, 2021	% of Revenues	August 29, 2020	% of Revenues	$ Change	% Change
Net revenues	$560,025		$413,956		$146,069	35.3%
Adjusted EBITDA	83,368	14.9%	61,294	14.8%	22,074	36.0%

	Three Months Ended
Unit deliveries	August 28, 2021	Product Mix(1)	August 29, 2020	Product Mix(1)	Unit Change	% Change
Travel trailer	10,818	69.0%	7,865	61.9%	2,953	37.5%
Fifth wheel	4,857	31.0%	4,832	38.1%	25	0.5%
Total towables	15,675	100.0%	12,697	100.0%	2,978	23.5%

	Year Ended
	August 28, 2021	% of Revenues	August 29, 2020	% of Revenues	$ Change	% Change
Net revenues	$2,009,959		$1,227,567		$782,392	63.7%
Adjusted EBITDA	289,007	14.4%	148,276	12.1%	140,731	94.9%

	Year Ended
Unit deliveries	August 28, 2021	Product Mix(1)	August 29, 2020	Product Mix(1)	Unit Change	% Change
Travel trailer	39,943	66.5%	23,184	61.2%	16,759	72.3%
Fifth wheel	20,163	33.5%	14,706	38.8%	5,457	37.1%
Total towables	60,106	100.0%	37,890	100.0%	22,216	58.6%

	August 28, 2021		August 29, 2020		Change	% Change
Backlog(2)
Units	46,590		24,903		21,687	87.1%
Dollars	$1,704,393		$747,925		$956,468	127.9%
Dealer Inventory
Units	10,126		10,528		(402)	(3.8)%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 28, 2021	% of Revenues	August 29, 2020	% of Revenues	$ Change	% Change
Net revenues	$448,863		$301,771		$147,092	48.7%
Adjusted EBITDA	50,426	11.2%	19,461	6.4%	30,965	159.1%

	Three Months Ended
Unit deliveries	August 28, 2021	Product Mix(1)	August 29, 2020	Product Mix(1)	Unit Change	% Change
Class A	910	30.7%	690	30.2%	220	31.9%
Class B	1,530	51.6%	1,064	46.6%	466	43.8%
Class C	527	17.8%	527	23.1%	—	—%
Total motorhomes	2,967	100.0%	2,281	100.0%	686	30.1%

	Year Ended(2)
	August 28, 2021	% of Revenues	August 29, 2020	% of Revenues	$ Change	% Change
Net revenues	$1,539,084		$1,056,794		$482,290	45.6%
Adjusted EBITDA	169,205	11.0%	32,949	3.1%	136,256	413.5%

	Year Ended
Unit deliveries	August 28, 2021	Product Mix(1)	August 29, 2020	Product Mix(1)	Unit Change	% Change
Class A	2,957	27.1%	2,493	30.8%	464	18.6%
Class B	5,431	49.8%	3,351	41.3%	2,080	62.1%
Class C	2,521	23.1%	2,261	27.9%	260	11.5%
Total motorhomes	10,909	100.0%	8,105	100.0%	2,804	34.6%

	August 28, 2021		August 29, 2020		Change	% Change
Backlog(3)
Units	18,254		8,463		9,791	115.7%
Dollars	$2,303,504		$1,051,415		$1,252,089	119.1%
Dealer Inventory
Units	1,696		2,761		(1,065)	(38.6)%
(1)    Percentages may not add due to rounding differences.
(2) August 29, 2020 year end data includes Newmar results from the time of acquisition (11/08/19).
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Year Ended
	August 28, 2021	August 29, 2020	August 28, 2021	August 29, 2020
Diluted income per share	$2.45	$1.25	$8.28	$1.84
Pretax acquisition-related costs (1), (2)	0.02	—	0.02	0.29
Pretax acquisition-related fair-value inventory step-up	—	—	—	0.14
Pretax non-cash interest expense (3)	0.10	0.10	0.41	0.32
Restructuring expense	—	0.01	—	0.05
Debt issuance write-off	—	0.14	—	0.14
Gain on sale of property, plant and equipment	—	—	(0.14)	—
Impact of convertible share dilution (4)	0.03	—	0.04	—
Tax impact of adjustments(5)	(0.03)	(0.05)	(0.06)	(0.20)
Adjusted diluted income per share (6)	$2.57	$1.45	$8.55	$2.58
(1)    Represents transaction-closing costs.
(2)    Represents a pretax adjustment.
(3)    Non-cash interest expense associated with the convertible notes issued as part of our acquisition of Newmar.
(4) Represents the dilution of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance.
(5)    Income tax charge calculated using the statutory tax rate for the U.S. of 21.0% for both periods presented.
(6) Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Year Ended
	August 28, 2021	August 29, 2020	August 28, 2021	August 29, 2020
Net income	$84,085	$42,459	$281,871	$61,442
Interest expense	10,143	14,321	40,365	37,461
Provision for income taxes	25,851	12,132	85,579	15,834
Depreciation	4,725	4,143	18,201	15,997
Amortization of intangible assets	3,590	3,590	14,361	22,104
EBITDA	128,394	76,645	440,377	152,838
Acquisition-related fair-value inventory step-up	—	—	—	4,810
Acquisition-related costs	725	—	725	9,761
Restructuring expense	—	393	112	1,640
Gain on sale of property, plant and equipment	—	—	(4,753)	—
Non-operating income	(84)	(514)	(394)	(974)
Adjusted EBITDA	$129,035	$76,524	$436,067	$168,075

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision (benefit) for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted diluted earnings per share include acquisition-related costs, acquisition-related fair-value inventory step-up, non-cash interest expense, restructuring expenses, debt issuance write-off, gain on sale of property, plant and equipment, impact of convertible share dilution and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related fair-value inventory step-up, acquisition-related costs, restructuring expenses, gain or loss on the sale of property, plant and equipment and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-based revolving ("ABL") credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.

Starting in the first quarter of Fiscal 2022, our presentation of adjusted diluted earnings per share will also add back the per-share impact of after-tax intangible amortization expense. We believe it is appropriate to adjust for intangible amortization expense as it is not considered part of our core operating results when assessing our performance.

Accordingly, we have provided our adjusted diluted earnings per share by quarter for Fiscal 2021 in accordance with this future presentation below, along with a reconciliation to our current presentation of adjusted diluted earnings per share:

	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	FY21
Adjusted diluted earnings per share (current presentation)	$1.69	$2.12	$2.16	$2.57	$8.55
Amortization expense	0.11	0.11	0.10	0.10	0.42
Amortization expense - tax impact (1)	(0.02)	(0.02)	(0.02)	(0.02)	(0.09)
Adjusted diluted earnings per share (future presentation) (2)	$1.78	$2.21	$2.24	$2.65	$8.88
(1)    Income tax charge calculated using the statutory tax rate for the U.S. of 21.0% for all periods presented.
(2)    Per share numbers may not foot due to rounding.